Exhibit 99.1

Sunrise Real Estate Group, Inc. Signed Contract to Sell First Two floors of Sovereign Building in Suzhou, China

SHANGHAI, China, October 8/Xinhua-PR Newswire/ -- Sunrise Real Estate Group, Inc. (OTC.BB: SRRE; website: www.sunrise.sh) signed a contract to sell the 1st and 2nd floors of the Suzhou Sovereign Building to the Bank of Jiangsu on September 19, 2007, for $ 7.04 Million (or RMB 52.8 Million). Sunrise owned these two floors as investments at a total cost of $ 4.51 Million (or RMB 35.19 Million). The floors area of these first two floors is 2,316.5 square meters.

The Sovereign Building is a 30 story newly completed office building with a total commercial and office floor area of 42,500 square meters. It is located in the center of The China-Singapore Suzhou Industrial Park, where there are over 1,300 foreign and 6,500 domestic companies with offices or operations. Among these there are 52 global Fortune 500 companies.

Lin, Chi-Jung, Chairman and CEO of Sunrise, stated: “This is another sale achievement on the Suzhou Sovereign Building after selling the 29th floor of the building in July, 2006. This shows that Sunrise maintains its track record of converting its investment properties into profitable sales. We believe that our ongoing sales and investment operation will continue to add value to our shareholders.”

Forward Looking Statements
The common stock of Sunrise Real Estate Group, Inc. is quoted and traded on the OTC Bulletin Board under the trading symbol “SRRE”. This press release contains forward-looking information within the meaning of section 29A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forwarding-looking statements include statements concerning plans, objectives, goals, strategies, future events or performances and underlying assumption and other statements, which are other than statements of historical facts. Certain statements contained herein are forward-looking statements and, accordingly, involve risks and uncertainties, which could cause actual results, or outcomes to differ materially from those expressed in the forward-looking statements. The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitations, management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties, but there can be no assurance that management’s expectations, beliefs or projections will result, or be achieved, or accomplished.

For more information, please contact:
Lyman Huang,
Sunrise Real Estate Group, Inc.
Tel: +86-21-6422-0505 x105
Email: ir@sunrise-sh.net
Web: http://www.sunrise.sh

SOURCE Sunrise Real Estate Group, Inc.